UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest event reported):        January 26, 2015

              Regal-Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including Zip code)

  (608) 364-8800
(Registrant’s telephone number)

  Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 26, 2015, Regal Beloit Corporation (the “Company”) appointed Robert Rehard, age 46, to serve as the Company’s Vice President and Corporate Controller. Mr. Rehard will serve as the Company’s principal accounting officer.
    Prior to joining the Company, Mr. Rehard served as Director of Finance for the Cooper Lighting business of Cooper Industries plc from 2007 until Eaton Corporation’s acquisition of Cooper Industries plc in 2012. Following Eaton’s acquisition of Cooper Industries plc, he served as Controller for the Cooper Power Systems business of Eaton Corporation until November 2014. Mr. Rehard received his bachelor’s degree in Accounting from Chapman University and his M.B.A. from Eastern Michigan University.
There is no arrangement or understanding between Mr. Rehard and any other person pursuant to which Mr. Rehard was appointed as an officer of the Company, and there are no transactions in which Mr. Rehard has an interest requiring disclosure under Item 404(a) of Regulation S-K. No director or executive officer of the Company has any family relationship with Mr. Rehard.
In connection with his appointment, Mr. Rehard received a grant of 1,250 restricted stock units under the Company’s 2013 Equity Incentive Plan. The restricted stock units are initially subject to forfeiture and will vest on the third anniversary of the grant date, contingent on Mr. Rehard’s continued employment until the vesting date. Mr. Rehard also will receive an annual base salary and is expected to be eligible to participate in the Company’s annual cash bonus and long-term incentive compensation programs as well as welfare and retirement benefit plans and programs that the Company makes available to all similarly situated employees of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
REGAL BELOIT CORPORATION

Date: January 29, 2015            By: /s/ Peter C. Underwood
Peter C. Underwood
Vice President, General Counsel and Secretary